UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 3, 2014

Aspen Aerogels, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36481	04-3559972
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Forbes Road, Building B, Northborough, Massachusetts	01532
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 691-1111

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 3, 2014, Aspen Aerogels, Inc. (the “Company”) entered into an Amended and Restated Loan and Security Agreement with Silicon Valley Bank (the “Lender”), effective August 31, 2014 (the “Credit Facility”). Under the Credit Facility, the Lender agreed to increase the maximum amount the Company is permitted to borrow, subject to continued covenant compliance and borrowing base requirements, from $10 million to $20 million and to extend the maturity date to August 31, 2016. The funds available at any time are limited to the eligible borrowing base comprised of certain accounts receivable and inventory. As of August 31, 2014, there was no outstanding balance under the Credit Facility. Outstanding letters of credit in the amount of $1.5 million are backed by the Credit Facility and reduce the funds otherwise available to the Company.

At the Company’s election, the interest rates applicable to borrowings under the Credit Facility may be based on LIBOR or Prime Rate. Prime Rate-based interest rates vary from Prime Rate plus 0.75% per annum to Prime Rate plus 1.75% per annum, while LIBOR-based rates vary from LIBOR plus 3.75% per annum to LIBOR plus 4.25% per annum. In addition, the Company paid a commitment fee of $100,000 upon closing and will pay a facility fee of 0.5% per annum on the average unused portion of the Credit Facility.

The Credit Facility contains customary representations and warranties and customary affirmative and negative covenants, including, among others, covenants that limit or restrict the Company’s ability to incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into certain transactions with affiliates, pay dividends or make distributions, or repurchase stock, in each case subject to customary exceptions for a loan facility of this size and type. In addition, the Credit Facility contains customary events of default that entitles the Lender to cause any or all of the Company’s indebtedness under the Credit Facility to become immediately due and payable. The events of default include, among others, non-payment, inaccuracy of representations and warranties, covenant defaults, the occurrence of a material adverse effect (as defined in the Credit Facility), cross-default to material agreements, cross-default to material indebtedness, bankruptcy and insolvency, material judgment defaults and change of control default. In addition, the Company is required to comply with financial covenants relating to EBITDA (as defined in the Credit Facility) during the term of the Credit Facility and has agreed to limit unfinanced capital expenditures at specified levels during the term of the Credit Facility.

The Company’s obligations under the Credit Facility are secured by all assets of the Company and its Rhode Island subsidiary, except for certain exclusions. The Company may terminate the Credit Facility at any time without an obligation to pay a termination fee. The foregoing description of the Credit Facility is only a summary of its material terms and does not purport to be complete. This summary is qualified in its entirety by reference to the full text of the Credit Facility, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of the Company is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On August 31, 2014, pursuant to the Company’s Restated Bylaws, the Board of Directors of the Company fixed the number of directors of the Company to eight, eliminating the vacancy created by the resignation of David Prend as a director of the Company as previously reported.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Loan and Security Agreement, dated September 3, 2014 and effective as of August 31, 2014, by and between the Company and Silicon Valley Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2014	Aspen Aerogels, Inc.

	By:	/s/ John F. Fairbanks
	Name:	John F. Fairbanks
	Title:	Vice President, Chief Financial Officer and Treasurer